Exhibit 10.02

AMENDMENT NUMBER THREE

TO THE

WEST CORPORATION NONQUALIFIED DEFERRED COMPENSATION PLAN

(as amended and restated effective December 29, 2011)

WHEREAS, West Corporation, a Delaware corporation (the “Company”), maintains the West Corporation Nonqualified Deferred Compensation Plan, as amended and restated effective December 29, 2011 (the “Plan”);

WHEREAS, on August 15, 2012, the Board of Directors of the Company (the “Board”) declared a special cash dividend to all common stockholders of record as of August 15, 2012 (the “Dividend”) and, to reflect such Dividend, the Board authorized the Company to credit a dividend equivalent (the “Dividend Equivalent”) to each Deferral Account (as defined in the Plan) as of August 15, 2012 in an amount equal to the per share Dividend multiplied by the number of shares of Company common stock that were notionally credited to such Deferral Account as of such date;

WHEREAS, pursuant to Article VIII of the Plan, the Company has the authority to amend the Plan; and

WHEREAS, the Board has authorized an amendment of the Plan to provide participants in the Plan with a one-time right to reallocate the investment of an amount up to the Dividend Equivalent credited to each participant’s Deferral Account from a notional investment that tracks the value of the Company’s common stock to a notional investment that tracks the value of the Measurement Funds (as defined in the Plan), in accordance with the terms of this Amendment.

NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective as of August 15, 2012, as follows:

1. The title of Section 3.3(b) shall be replaced with the title “Reallocation of Deferral Accounts Following the Conversion.”

2. Section 3.3 is hereby amended to add the following new subsection (c) at the end thereof:

(c) Reallocation of Deferral Accounts Following August 2012 Dividend. Notwithstanding any then-current or prior Investment Designation, each Participant may make a one-time election to reallocate a portion of the Participant’s Deferral Account that is notionally invested in Common Stock to be notionally invested in Measurement Funds in accordance with this Section 3.3(c) and procedures established by the Company; provided, however, that the aggregate amount of such reallocated investment shall not exceed the amount of the dividend equivalent credited to such Participant’s Deferral Account on August 15, 2012 (rounded up to the nearest cent); provided, further, that any portion of the Participant’s Deferral Account that is attributable to any unvested Employer Matching Contributions but reallocated to Measurement Funds pursuant to this Section 3.3(c) shall vest or be forfeited, as the case may be, at the same time and on the same basis as the underlying Employer Matching Contribution; provided, however, the Participant may designate whether to reallocate vested or unvested portions of the Participant’s Deferral Account. Such reallocation election must be made on or before September 14, 2012, in a form acceptable to the Plan Administrator. For purposes of implementing such reallocation, the value of a share of Common Stock shall be $3.17.

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized agent on this 12th day of September, 2012.

WEST CORPORATION

By:	/s/ Paul M. Mendlik
Name:	Paul M. Mendlik
Title:	Chief Financial Officer

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